Explanatory Note.

        In order to comply with Rule 13d-2(c) promulgated under the Securities Exchange of 1934, included for filing with this Amendment No. 37 to the
Schedule 13D is the Schedule 13D, as amended by Amendment No. 1 through Amendment No. 36 (in reverse chronological order) which were previously filed with the Securities and Exchange Commission.